UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Airspan Networks Inc. (the “Company”) took the following actions with respect to executive compensation:

The Committee approved grants, effective March 3, 2008, of non-qualified stock options to the named executive officers listed in the table below.

Name	Position	Number of Options Awarded

Eric D. Stonestrom	President and Chief Executive Officer	350,000
David Brant	Senior Vice President and Chief Financial Officer	150,000
Paul Senior	Chief Technical Officer	125,000
Henrik Smith-Petersen	President, Asia Pacific	75,000
Uzi Shalev	Vice President and General Manager	125,000

The grants will be made pursuant to the terms and conditions of the Airspan Networks Inc. Omnibus Equity Compensation Plan (the “Plan”). The exercise price of the options will be equal to the closing sale price of the Company’s common stock on March 3, 2008, the date of the grant, as reported on the NASDAQ Global Market.

Each option grant will have a term of ten years. The shares subject to each option grant will vest as follows: 25% on March 3, 2009, with the remaining 75% to become exercisable in monthly increments over the three years following the first anniversary of the grant date. Under certain circumstances, as set forth in the respective stock option agreements referenced below, in connection with a change in control, vesting of the options will be subject to acceleration of unvested options and the optionee will be permitted to exercise the accelerated options until the later to occur of (i) one year following the change in control or (ii) the date specified in the below paragraph relating to the employee’s termination of employment, but in no event later than the expiration of the ten year term.

If the executive’s employment is terminated for any reason other than as a result of the executive’s death or total and permanent disability, the executive will have 90 days to exercise the options before they expire, to the extent of any options vested as of the date of termination. In the event the executive’s employment is terminated due to the executive’s permanent and total disability, the option may be exercised within one year of the date of termination, to the extent of any options vested as of the date of termination. In the event the executive dies while employed by the Company or within one year after ceasing to be an employee of the Company by reason of total and permanent disability or within 90 days after ceasing to be an employee for any other reason, the option may be exercised within one year of the date of the executive’s death, to the extent of any options vested as of the date of the executive’s death.

This summary of the stock option agreements is qualified in its entirety by reference to the full text of the stock option agreements for our named executive officers, copies of which are filed as Exhibits 10.1 through 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On February 25, 2008, Padraig Byrne was appointed as the new Chief Marketing Officer of the Company. Mr. Byrne served as Director of Business Development of AT&T from April 2000 to February 2002, with global responsibility for developing and managing international and domestic alliance efforts. In addition, Mr. Byrne played a significant role in the spin-off of AT&T Wireless from AT&T. Following AT&T Wireless’ divestiture of its broadband wireless division, Mr. Byrne served as the Director of Strategic Sales of Netro Corporation, a telecommunications company, from February 2002 to July 2003, where he was in charge of business development and strategic sales. Subsequent to Netro’s merger with SR Telecom, a Canadian company in the broadband wireless access industry, Mr. Byrne was the Vice President of SR Telecom from July 2003 to November 2006 and was in charge of Europe, Middle East and Africa sales. From February 2007 until joining the Company, Mr. Byrne served as the Vice President of Sales and Marketing of PureWave Networks, Inc., an advanced antenna beamforming technology company in Silicon Valley. Mr. Byrne brings extensive sales, business development, strategy, channel management and revenue generation experience to the Company.  Mr. Byrne spent ten years as a United States diplomat working abroad for the United States Foreign Service and holds a B.A. from the University of San Francisco.

In relation to Mr. Byrne’s hiring, the Company awarded Mr. Byrne options to purchase 250,000 shares of Company common stock with an effective grant date of March 3, 2008. The grant will be made pursuant to the terms and conditions of the Plan (as described above) and the exercise price of the options will be equal to the closing sale price of the Company’s common stock on March 3, 2008, the date of the grant, as reported on the NASDAQ Global Market. Refer to Exhibit 10.6 of this Current Report on Form 8-K for the full text of the stock option agreement, which is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits

10.1	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Eric D. Stonestrom

10.2	Form of 2004 Omnibus Stock Plan Stock Option Agreement for David Brant

10.3	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Paul Senior

10.4	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Henrik Smith-Petersen

10.5	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Uzi Shalev

10.6	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Padraig Byrne

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

By:	/s/ David Brant

David Brant
Senior Vice President and Chief Financial Officer

Date: February 29, 2008

EXHIBIT INDEX

10.1	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Eric D. Stonestrom

10.2	Form of 2004 Omnibus Stock Plan Stock Option Agreement for David Brant

10.3	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Paul Senior

10.4	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Henrik Smith-Petersen

10.5	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Uzi Shalev

10.6	Form of 2004 Omnibus Stock Plan Stock Option Agreement for Padraig Byrne